Exhibit 12.1:   Computation of Ratio of Earnings to Fixed Charges

						THREE
						MONTHS
						ENDED
	TWELVE MONTHS ENDED DECEMBER 31,					MARCH 31,
(in thousands, except ratio)	2006	2007	2008	2009	2010	2011
Consolidated pretax earnings (loss)	$567,108	$(420,098)	$(405,764)	$(259,671)	$(84,944)	$(21,934)
Share of distributed loss (income) of 50%-or-less-owned affiliates, net of equity pickup	260	(342)	43,900	(333)	3,671	(72)
Amortization of capitalized interest	48,708	41,689	61,146	54,309	43,238	5,974
Interest	71,955	62,122	47,109	53,728	59,852	15,617
Less interest capitalized during the period	(71,750)	(62,024)	(46,889)	(39,127)	(33,321)	(9,329)
Interest portion of rental expense	7,736	8,911	7,416	4,475	3,835	624

EARNINGS (LOSS)	$624,017	$(369,742)	$(293,082)	$(186,619)	$(7,669)	$(9,120)

Interest	$71,955	$62,122	$47,109	$53,728	$59,852	$15,617
Interest portion of rental expense	7,736	8,911	7,416	4,475	3,835	624

FIXED CHARGES	$79,691	$71,033	$54,525	$58,203	$63,687	$16,241

SURPLUS/(DEFICIENCY)	$544,326	$(440,775)	$(347,607)	$(244,822)	$(71,356)	$(25,361)

Ratio of earnings to fixed charges	7.83	-	-	-	-	-